EXHIBIT 10 (iv) (F)

CHANGE IN CONTROL SEVERANCE AND RETENTION AGREEMENT

          This CHANGE IN CONTROL SEVERANCE AND RETENTION AGREEMENT (as modified, extended or supplemented from time to time, this “Agreement”) is entered into as of September 7, 2006 by and between Sterling Bancorp, a New York corporation (the “Company”), and ______________, _______________(“Executive”).

W I T N E S S E T H:

          WHEREAS, the Company considers the establishment and maintenance of a sound and vital management of the Company and each Subsidiary (as defined in Section 11) to be essential to protecting and enhancing the best interests of the Company and its shareholders;

          WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders;

          WHEREAS, the Board (as defined in Section 1 of Appendix A) has determined that it is in the best interests of the Company and its shareholders to secure Executive’s continued services and to ensure Executive’s continued dedication to his duties in the event of any threat or occurrence of a Change in Control (as defined in Section 3 of Appendix A) of the Company;

          WHEREAS, in consideration of the protections afforded Executive by this Agreement, the Board has further determined to require Executive to agree to certain restrictive covenants, which shall apply irrespective of whether a Change in Control occurs; and

          WHEREAS, the Board has authorized the Company to enter into this Agreement.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

          1. Definitions. As used in this Agreement and unless otherwise defined herein, capitalized terms will have the respective meanings set forth in Appendix A.

          2. Obligation of Executive. In the event of a tender or exchange offer, proxy contest or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees not to voluntarily leave the employ of the Company, other than as a result of Disability, Retirement or an event which would constitute Good Reason if a Change in Control had occurred, until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest or agreement is terminated or abandoned.

EXHIBIT 10 (iv) (F)

          3. Term of Agreement.

                    (a) This Agreement shall be effective on the date hereof and shall continue in effect until the Company shall have given one (1) year written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of one (1) year after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement.

                    (b) If, prior to a Change in Control; (1) Executive’s employment is terminated for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (2) Executive reasonably demonstrates (or the Company agrees) that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (3) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then (A) for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control and (B) for purposes of determining the timing of payments and benefits to Executive under Section 4, the date of the actual Change in Control shall be treated as Executive’s Date of Termination.

          4. Payments Upon Termination of Employment. (a) If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Executive:

                    (1) Within ten (10) days following the Date of Termination a lump-sum cash amount equal to the sum of (A) Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not previously paid or deferred, plus (B) any accrued vacation pay, to the extent not previously paid; plus

                    (2) Subject to Section 4(c) below, a cash severance amount equal to one (1) times Executive’s highest annual rate of base salary during the 12-month period immediately prior to Executive’s Date of Termination, paid in equal installments over the one-year period commencing with the first regular payroll date following the Date of Termination in accordance with the Company’s normal payroll practices; provided that, if necessary to avoid tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended, the commencement of such payments shall be delayed until the first regular payroll date which occurs more than six months following the Date of Termination, with the first of such payments including all payments which would have been made during the period of such delay without regard thereto, without interest.

                    (b) If during the Termination Period the employment of Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to the sum of (1) Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not previously paid or deferred, and (2) any accrued vacation pay, to the extent not previously paid.

EXHIBIT 10 (iv) (F)

                    (c) Executive acknowledges and agrees that any and all payments to which Executive may become entitled under Section 4(a)(2) above are conditioned upon and subject to Executive’s execution of, and not having revoked within any applicable revocation period, a general release and waiver, in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the Company, any Subsidiary and their respective directors, officers and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement, (ii) rights to indemnification and insurance under the Charter, By-Laws and directors and officers insurance policies maintained by the Company or any Subsidiary and (iii) rights to which Executive is entitled by virtue of his participation in the employee benefit plans, policies and arrangements of the Company or any Subsidiary.

          5. Retention Bonus. If Executive remains employed through the Termination Period, he shall receive a lump sum payment of the Retention Bonus within ten (10) days following the end of the Termination Period. For the avoidance of doubt, the Retention Bonus and the severance described in Section 4(a)(2) of this Agreement shall be mutually exclusive, i.e., Executive may become entitled to one or the other of those payments, but not both.

          6. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

          7. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or any Subsidiary, and if Executive’s employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement; provided, however, that any termination of Executive’s employment during the Termination Period shall be subject to all of the provisions of this Agreement.

          8. Successors; Binding Agreement. (a) This Agreement shall not be terminated by any reorganization, merger or consolidation involving the Company (each, a “Business Combination”). In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Person resulting from such Business Combination (the “Surviving Person”), and the Surviving Person shall be treated as the Company hereunder.

                    (b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

EXHIBIT 10 (iv) (F)

          9. Notice. For purposes of this Agreement all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered personally or by telefacsimile upon confirmation of receipt, (2) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (3) five days after deposit in the United States mail, certified and return receipt requested, postage prepaid. All such notices and communications shall be delivered as set forth below.

If to Executive, to the home address of Executive last appearing in the Company’s records.

If to the Company:

Sterling National Bank 650 Fifth Avenue, Fourth Floor New York, N.Y. 10019 Attn: President

with a copy addressed to the attention of the General Counsel/Chief Legal Officer of the Company at the above address.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          10. Full Settlement. In the event of a Qualifying Termination, the Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company or any Subsidiary. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment defense or other claim, right or action which the Company or any Subsidiary may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

          11. Employment with Subsidiaries. Employment with and services for the Company for purposes of this Agreement shall include employment with and services for any Subsidiary.

          12. Restrictive Covenants.

                    (a) Non-Solicitation. Executive further agrees that for one (1) year following the Date of Termination (whether prior to or following a Change in Control) or the date of the last payment under Section 4 (a) (2), whichever is later, Executive will not directly or indirectly (i) solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company or any Subsidiary at any time on or after the Date of Termination (unless more than six (6) months shall have elapsed between the last day of such person’s employment by the Company and any Subsidiary and the first date of such solicitation or hiring), (ii) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ thereof or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, or (iii) solicit or encourage the solicitation of any entity or person who was a customer or prospective customer of the Company or any Subsidiary for the benefit of Executive or any other entity that engages in any business in which at the Date of Termination the Company or any Subsidiary was engaged, or in which any of them had taken demonstrable steps to become engaged, or in any way interfere with any relationship between the Company or any Subsidiary and any customer or prospective customer of the Company or any Subsidiary.

EXHIBIT 10 (iv) (F)

                    (b) Non-Disclosure of Confidential Information. Executive recognizes that the services Executive performs for the Company and its affiliates are special, unique and extraordinary in that Executive may acquire confidential information, trade secrets or other competitive information concerning the operations of the Company and its affiliates, the use or disclosure of which could cause the Company and its affiliates substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, Executive agrees that Executive will not at any time during Executive’s employment with the Company or any Subsidiary or thereafter, except in performance of Executive’s obligations thereto, disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) that Executive may learn by reason of his association with the Company and its affiliates. The term “Confidential Information” shall mean any past, present or future confidential or secret plans, programs, documents, agreements, internal management reports, financial information or other material relating to the business, strategies, services or activities of the Company and its affiliates, including, without limitation, information with respect to the Company’s and its affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships (including leases), regulatory status, compensation paid to employees or other terms of employment, and trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company or any of its affiliates. Notwithstanding the foregoing, Executive may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by any such court or other government agency, administrative body or legislative body to disclose any Confidential Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

                    (c) Enforcement. If Executive breaches the provisions of Section 12(a) or (b), the Company shall have the right to have such restrictive covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of such restrictive covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury. Accordingly, the Company shall be entitled to injunctive relief to enforce the terms of such restrictive covenants and to restrain Executive from any violation thereof. The rights and remedies set forth in this Section 12(c) shall be independent of all other rights and remedies available to the Company for a breach of such restrictive covenants, and shall be severally enforceable from, in addition to, and not in lieu of, any rights and remedies available at law or in equity. Without limiting the above, if Executive breaches any of such restrictive covenants, then any severance payments then being made by the Company pursuant to Section 4(a)(2) shall cease and no Retention Bonus, if not previously paid, shall be paid.

EXHIBIT 10 (iv) (F)

          13. Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 6, 8(b) and 10 shall survive the termination of this Agreement.

          14. Dispute Resolution. The Company and Executive agree that any controversy or claim arising out of or relating to this Agreement (other than a controversy under Section 12 of this Agreement), or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. Venue for any arbitration pursuant to this Agreement will lie in New York, New York. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days following the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. All three arbitrators shall be experienced in the resolution of disputes under employment agreements for senior executives of major corporations. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrators, if applicable, equally.

          15. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. ANY ACTION TO ENFORCE THIS AGREEMENT (OTHER THAN AN ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 14) MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

EXHIBIT 10 (iv) (F)

          16. JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

          17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one, and the same instrument.

          18. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

STERLING BANCORP

By:

Louis J. Cappelli, Chairman & Chief Executive Officer

By:

John C. Millman, President

EXECUTIVE

By:

[Name and Title]

EXHIBIT 10 (iv) (F)

Appendix A

(Certain Defined Terms)

          As used in the Agreement the following terms shall have the respective meanings set forth below:

          1. “Board” means the Board of Directors of the Company.

          2. “Cause” means (a) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer or President of the Company which specifically identifies the manner in which the Chief Executive Officer or President of the Company believes that Executive has not substantially performed Executive’s duties, (b) the willful engaging by Executive in illegal conduct or gross misconduct or (c) the final, non-appealable conviction of Executive for a criminal violation of Title 12 or 18 of the United States Code. For purpose of this definition, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act (1) based upon authority given pursuant to a resolution duly adopted by the Board, (2) based upon the advice of counsel for the Company or (3) based upon the instructions of the senior-most officer of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Company must notify Executive of any event constituting Cause within sixty (60) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

EXHIBIT 10 (iv) (F)

          3.“Change in Control” means the occurrence of any one of the following events:

                    (a) The acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities which together with the beneficial ownership of voting securities theretofore held comprises 20% or more of either (1) the then outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions will not constitute a Change in Control: (1) any acquisition directly from the Company (other than acquisition by virtue of the exercise of a conversion privilege), (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of subsection (c) of this definition are satisfied;

                    (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                    (c) A reorganization, merger or consolidation of the Company, in each case, unless, following such reorganization, merger or consolidation, (1) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of Directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation) beneficially owns, directly or indirectly, 10% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (3) at least two-thirds of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

EXHIBIT 10 (iv) (F)

                    (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

                    (e) The sale or other disposition of all or substantially all of the assets or deposits of the Company other than to a corporation with respect to which, following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale or other disposition of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least two-thirds of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

                    (f) Reorganization, merger or consolidation of Sterling National Bank or sale or other disposition of all or substantially all of the assets or deposits of Sterling National Bank unless, in the case of a reorganization, merger or consolidation, the resulting entity is wholly owned by a corporation meeting the following requirements or, in the case of a sale or disposition, the sale or disposition is a to a corporation meeting the following requirements (in each case after giving effect to the reorganization, merger, consolidation, sale or disposition and any related transactions): (A) more than two-thirds of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation, sale or disposition, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least two-thirds of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger, consolidation, sale or disposition.

EXHIBIT 10 (iv) (F)

          4. “Date of Termination” means (a) the effective date on which Executive’s employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 9 or (b) if Executive’s employment by the Company terminates by reason of death, the date of death of Executive.

          5. “Disability” means termination of Executive’s employment by the Company due to Executive’s absence from Executive’s duties on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive’s incapacity due to physical or mental illness.

          6. “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

                    (a) (1) Any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s position(s), duties, responsibilities or status with the Company or any Subsidiary immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities) or (2) a material and adverse change in Executive’s titles or offices (including, if applicable, membership on the Board) with the Company or any Subsidiary as in effect immediately prior to such Change in Control;

                    (b) A reduction in Executive’s rate of annual base salary or annual bonus opportunity (including any material and adverse change in the formula for such annual bonus opportunity) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter; or

                    (c) Any requirement of the Company or any Subsidiary that Executive be based anywhere other than within a thirty-five (35) mile radius of the Company’s principal executive offices immediately prior to a Change in Control (or the principal executive office of a Subsidiary or division of the Company, if Executive is based at such office immediately prior to such Change in Control), and such new location is also more than thirty-five (35) travel miles from Executive’s primary residence immediately prior to such Change in Control.

          An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacities due to mental or physical illness and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

EXHIBIT 10 (iv) (F)

          7. “Qualifying Termination” means a termination of Executive’s employment (a) by the Company other than for Cause or Disability or (b) by Executive for Good Reason. Termination of Executive’s employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.

          8. “Retention Bonus” means Executive’s highest annual rate of base salary during the period commencing one year prior to a Change in Control and ending on date of payment of the Retention Bonus pursuant to Section 5 of the Agreement.

          9. “Retirement” means Executive’s retirement (not including any mandatory early retirement) in accordance with the Company’s retirement policy generally applicable to its salaried employees (if any), as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive.

          10. “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets on liquidation or dissolution.

          11. “Termination Period” means the period of time beginning with a Change in Control and ending one (1) year following such Change in Control.